Exhibit 99.1

PRESS RELEASE

February 13, 2013

Arrowhead Reports Fiscal 2013 First Quarter Financial Results

- Conference Call Today at 4:30 p.m. Eastern Time

PASADENA, Calif. — February 13, 2013 — Arrowhead Research Corporation (NASDAQ: ARWR), a targeted therapeutics company, today announced financial results for its fiscal 2013 first quarter ended December 31, 2012. The company is hosting a conference call at 4:30 p.m. Eastern time (1:30 p.m. Pacific time) to discuss results. To participate, please dial 877-317-6789 (toll free from the US), 866-605-3852 (toll free from Canada), or 412-317-6789 (for international callers). Investors may also access a live audio webcast of this conference call on the Company’s website at www.arrowheadresearch.com.

“Fiscal 2012 was a productive building year for Arrowhead as we acquired substantial RNAi assets and the world’s largest human-derived peptide targeting library,” said Dr. Christopher Anzalone, President and Chief Executive Officer. “We are now in a position to begin demonstrating the value of these programs in 2013. This means entering the clinic with what we believe to be a potential breakthrough hepatitis B treatment; continuing clinical studies in our obesity program; building new clinical candidates; publishing data demonstrating the power of our platforms and candidates; and entering into new collaborations and partnerships. As such, we achieved some key milestones in the first fiscal quarter and expect to achieve significant milestones throughout the year.”

Fiscal 2013 First Quarter and Recent Company Highlights

•	Program and Pipeline Highlights

•	Advanced manufacturing and GLP toxicology studies of ARC-520, with regulatory filing expected in Q2 2013 to begin first-in-man studies;

•	Presented data at multiple scientific conferences including data on new DPC subcutaneous formulation showing 99% target gene knockdown in non-human primates without observed toxicity;

•	Published studies in the journal Nucleic Acid Therapeutics demonstrating high levels of knockdown in non-human primates using cholesterol-conjugated siRNA, DPCs, and a novel co-injection strategy;

•	Received additional patents on the DPC siRNA delivery system;

•	Established a Clinical Advisory Board for hepatitis B including prominent hepatologist Dr. Robert G. Gish;

•	Business Development Highlights

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Entered into a Collaboration and License Agreement with Shire for peptide-targeted therapeutics that includes research funding for Arrowhead, up to $32.8 million in potential milestone payments, and royalties on sales;

•	Financial Highlights

•	Strengthened the balance sheet through equity financings with gross proceeds of $7.5 million.

Selected Fiscal 2013 First Quarter Financial Results

Total operating expenses for the quarter ended December 31, 2012 were $5.0 million, compared to $4.1 million during the quarter ended December 31, 2011.

Net loss attributable to Arrowhead for the quarter ended December 31, 2012 was $4.6 million, or $0.33 per share based on 14.1 million weighted average shares outstanding. This compares with a net loss attributable to Arrowhead of $2.5 million, or $0.25 per share based on 10.1 million weighted average shares outstanding, for the quarter ended December 31, 2011.

During the three months ended December 31, 2012, net cash used in operating activities was $3.8 million, compared to $2.7 million during the prior year quarter.

The company’s cash position was $2.9 million at December 31, 2012, compared to $3.4 million at September 30, 2012. During the quarter, the cash decrease of $0.5 million was due to operating cash flow of $3.8 million offset by cash flow from financing activities of $3.3 million. During January an additional financing yielded net proceeds of $3.3 million.

About Arrowhead Research Corporation

Arrowhead Research Corporation is a clinical stage targeted therapeutics company with development programs in oncology, obesity, and chronic hepatitis B virus infection. The company is leveraging its platform technologies to design and develop peptide-drug conjugates (PDCs) that specifically home to cell types of interest while sparing off-target tissues, create targeted drugs based on the gene silencing RNA interference (RNAi) mechanism, and work with partners to create improved versions of traditional small molecule drugs.

For more information please visit http://www.arrowheadresearch.com, or follow us on Twitter @ArrowRes. To be added to the Company’s email list to receive news directly, please send an email to ir@arrowres.com

Safe Harbor Statement under the Private Securities Litigation Reform Act:

This news release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including our ability to finance our operations, the future success of our scientific studies, our ability to successfully develop drug candidates, the timing for starting and completing clinical trials, rapid technological change in our markets, and the enforcement of our intellectual property rights. Arrowhead Research Corporation’s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q discuss some of the important risk factors that may affect our business, results of operations and financial condition. We assume no obligation to update or revise forward-looking statements to reflect new events or circumstances.

Contacts:

Arrowhead Research Corporation

Vince Anzalone, CFA

626-304-3400

The Trout Group

Lauren Glaser 646-378-2972

ir@arrowres.com

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